      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1999

                                                           REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                         CENTURY BUSINESS SERVICES, INC.
             (Exact name of Registrant as specified in its charter)


              DELAWARE                              22-2769024
    (State or other jurisdiction                 (I.R.S. Employer
  of incorporation or organization)            Identification Number)



                       6480 ROCKSIDE WOODS BOULEVARD SOUTH
                                    SUITE 330
                              CLEVELAND, OHIO 44131
                    (Address of principal executive offices)
                                   (Zip Code)

                       BEALL, GARNER, SCREEN & GEARE, INC.
                    EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN
                            (Full title of the plan)

                               MICHAEL G. DEGROOTE
          CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD

                 6480 Rockside Woods Boulevard South, Suite 330
                              Cleveland, Ohio 44131
                                 (216) 447-9000
                   (Name and address, including zip code, and
                     telephone number of agent for service)

                                   Copies to:
                              ALAN M. UTAY, ESQ.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P
                               1700 PACIFIC AVENUE
                                   SUITE 4100
                            DALLAS, TEXAS 75201-4675
                                 (214) 969-2800

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM         PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF SECURITIES              AMOUNT TO BE       OFFERING PRICE PER       AGGREGATE OFFERING     REGISTRATION
           TO BE REGISTERED                REGISTERED (1)         SHARE (2)               PRICE (1)               FEE

Common Stock, $0.01 par value per share      500,000             $9.9065               $4,953,250              $1,378

(1) The number of shares of Common Stock set forth is the maximum aggregate number of shares that it is anticipated will be purchased under the Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h). The calculation of the proposed maximum offering price is based upon the average of the high and low sales prices of the Common Stock of Century Business Services, Inc. on March 17, 1999, as reported by the Nasdaq National Market.

                                     PART I
                                     ------

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
              ----------------------------------------------------


ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*


* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of
    Form S-8.

                                     PART II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents have been filed by Century Business Services, Inc. (the "Registrant") with the Securities and Exchange Commission and are incorporated herein by reference:

         (a) The description of the Registrant's Common Stock, $.01 par value per share (the "Common Stock") contained in the Registrant's registration statement on Form S-3
                  (No. 333-40331) filed with the Commission on November 14, 1997, as amended by Amendment #1 thereto filed with the Commission on December 9, 1997.

         (b) The Annual Report on Form 10-K filed by the Registrant with the Securities and Exchange Commission for the Registrant's fiscal year ended December 31, 1998.

         (c)      All other reports filed by the Registrant pursuant to
                  Section 13 or 15(b) of the Exchange Act since
                  December 31, 1998.

         (d) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. The documents required to be so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES

         A description of the Registrant's Common Stock has been incorporated by reference into this Registration Statement. See Item 3(a), above.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Shares offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Rick L. Burdick, a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of the Company and is the beneficial owner of 59,034 shares of Common Stock (including options and warrants to purchase Common Stock).

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct by:

         -        the stockholders;

         - board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding;

         - committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum; or

         - independent legal counsel, if there are no such disinterested directors, or if such disinterested directors so direct.

         Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         The Amended and Restated Certificate of Incorporation, as amended, of the Registrant entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability for:

         - any breach of director's duty of loyalty to the Registrant or its stockholders;

         - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         -        unlawful payments of dividends;

         -        unlawful stock purchases or redemptions; or

         - any transaction from which the director derived an improper personal benefit.

         Article VII of the Amended and Restated Bylaws of the Registrant (the "Bylaws") provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the DGCL, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Registrant and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that a person did not act in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was lawful.

         The Bylaws provide that any decision as to indemnification shall be made:

         - by the Board of Directors of the Registrant by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

         - if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         -        by the stockholders.

         The Board of Directors of the Registrant may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company.

         Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence has continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         The Registrant currently maintains a separate insurance policy relating to its directors and officers, under which policy such directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

         The Commission has issued a policy statement that the indemnification of officers and directors for liabilities under the Securities Act of 1933 is against public policy as expressed in the Act, and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         See Index to Exhibits, attached hereto and incorporated herein by reference. The undersigned Registrant hereby undertakes to submit the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and to make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401(a) and Section 401(k) of the Internal Revenue Code.

ITEM 9.  UNDERTAKINGS

         A.   RULE 415 OFFERING. The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           PROVIDED, HOWEVER, that paragraphs (1)(i) and
(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on March 18, 1999.



                                    CENTURY BUSINESS SERVICES, INC.


                                    By: /s/ Michael G. DeGroote
                                        ---------------------------------------
                                        Michael G. DeGroote
                                        Chief Executive Officer, President and
                                        Chairman of the Board





                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael G. DeGroote and Charles D. Hamm, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in all capacities (until revoked in writing), to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated above.

SIGNATURE                                                   TITLE

/s/ Michael G. DeGroote
__________________________________                          President, Chief Executive Officer, Chairman of the
Michael G. DeGroote                                         Board and Director (Principal Executive Officer)

/s/ Charles D. Hamm, Jr.
__________________________________                          Senior Vice President and Chief Financial Officer
Charles D. Hamm, Jr.                                        (Principal Accounting and Financial Officer)

/s/ Rick L. Burdick
__________________________________                          Director
Rick L. Burdick

/s/ Joseph S. DiMartino
__________________________________                          Director
Joseph S. DiMartino

/s/ Harve A. Ferrill
__________________________________                          Director
Harve A. Ferrill

/s/ Hugh P. Lowenstein
__________________________________                          Director
Hugh P. Lowenstein

/s/ Richard C. Rochon
__________________________________                          Director
Richard C. Rochon

         Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cumberland, State of Maryland, on March 18, 1999.

                                    BEALL, GARNER, SCREEN & GEARE, INC.
                                    EMPLOYEE SAVINGS AND STOCK OWNERSHIP
                                    PLAN

                                    By: /s/ Robert H. Garner
                                      ______________________________________
                                       Robert H. Garner
                                       Trustee

                               INDEX TO EXHIBITS


EXHIBIT NUMBER       DESCRIPTION OF EXHIBITS
--------------       -----------------------
4.1                  Amended and Restated Certificate of Incorporation of the Company (filed as
                     Exhibit 3.1 to Registration Statement on Form 10, Commission File No.
                     0-25890, and incorporated herein by reference)

4.2                  Certificate of Amendment to the Certificate of Incorporation of the Company
                     dated October 18, 1996 (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference)

4.3                  Certificate of Amendment to the Certificate of Incorporation of the Company
                     effective December 23, 1997 (filed as Exhibit 3.3 to Annual Report on Form
                     10-K for the year ended December 31, 1997, and incorporated herein by reference)

4.4                  Certificate of Amendment to the Certificate of Incorporation of the Company
                     effective September 10, 1998 (filed as Exhibit 3.4 to the Company's Annual
                     Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference)

4.5                  Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to
                     Registration Statement on Form 10, Commission File No. 0-25890 and
                     incorporated herein by reference)

4.6                  Form of Stock Certificate of Common Stock of the Company (filed as Exhibit
                     4.1 to the Company's Annual Report on Form 10-K for the year ended
                     December 31, 1998, and incorporated herein by reference)

4.7*                 Beall, Garner, Screen & Geare, Inc. Employee Savings and Stock Ownership
                     Plan, effective as amended and restated as of January 1, 1997

5.1*                 Opinion of Counsel Regarding the Legality of the Shares of Common Stock

23.1*                Consent of KPMG LLP

23.2*                Consent of Akin, Gump, Strauss, Haver & Feld, L.L.P. (included in Exhibit 5.1)

25.1*                Power of Attorney (included on the signature page of this Registration
                     Statement)

*  Filed herewith


                                       8